EXHIBIT 11.1
                         	GSE SYSTEMS, INC. AND SUBSIDIARIES
                       	(in thousands, except per share data)


               	STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                          Three Months       Three Months
                                              Ended              Ended
                                            March 31,          March 31,
                                              1997               1996
                                              ----               ----
Net income (loss) available to common
shares..................................... $(1,989)           $ 1,091
                                             ======             ======
Weighted average common shares
outstanding................................   5,066              5,066
Dilutive effect of common stock
equivalents - stock options................       -                 13
                                             ------             ------
Total shares used for earnings per share...   5,066              5,079
                                             ======             ======
Earnings (loss) per share.................. $ (0.39)           $  0.22
                                             ======             ======